EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                         AUTOMOTIVE TECHNOLOGIES, INC.,

                             A COLORADO CORPORATION

                                 ("CORPORATION")

                                       AND

                                   DAVID RICH

                                  ("EMPLOYEE")

                               DATED: MARCH 31, 1999



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                                TABLE OF CONTENTS

SECTI0N

    BACKGROUND:...............................................................1

    1. Employment............................................................ 1
    2. Term.................................................................. 1
    3. Duties................................................................ 1
    4. Compensation ......................................................... 2
    5. Business Expenses and Reimbursements.................................. 3
    6. Employee's Representations and Indemnification........................ 4
    7. Confidential Information.............................................. 4
    8. Reservation of Business Opportunities................................. 4
    9. Covenant Not to Compete............................................... 4
   10. Termination by the Employee or By the Corporation..................... 5
   11. Return of Materials .................................................. 6
   12. Disability or Death................................................... 6
   13. Ownership of Inventions and Ideas..................................... 7
   14. Entire Agreement...................................................... 7
   15. Amendments............................................................ 7
   16. Assignments........................................................... 8
   17. Binding Effect........................................................ 8
   18. Severability.......................................................... 8
   20. Waivers............................................................... 8
   21. Notices............................................................... 8
   22. Jurisdiction and Venue................................................ 9
   23. Enforcement Costs..................................................... 9
   24. Remedies Cumulative................................................... 9
   25. Governing Law......................................................... 9
   26. Further Assurances.................................................... 9
   27. Definitions...........................................................11

    EXHIBIT A- MILESTONES....................................................11

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                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Agreement") is signed on March 31, 1999 between AUTOMOTIVE TECHNOLOGIES, INC., a Colorado corporation having its principal place of business at 7301-A Palmetto Park Road, Suite 105-C, Boca Raton, Florida 33433 (the "Corporation") and DAVID RICH (the "Employee").

                                   BACKGROUND:

A. The Corporation is engaged in the business of establishing residential networks within communities, installing low voltage wiring systems and equipment in homes and selling electronic upgrades and options to home buyers; and

B. The Corporation desires to employ the Employee as Chief Executive Officer of the Corporation in connection with the conduct of the business of the Corporation, and the Employee desires to accept such employment on the terms set forth in this Agreement.

         The parties agree as follows:

         1. EMPLOYMENT. The Corporation employs the Employee as Chief Executive Officer to perform the duties set forth in Section 3 and the Employee accepts the employment, all upon the terms in this Agreement.

         2. TERM. Unless sooner terminated pursuant to the terms of this Agreement, the initial term of employment begins on the date of this Agreement and continues for 5 years. The Employment Period shall be extended automatically for additional one-year terms unless either the Corporation or the Employee gives at least 30 days' written notice to the other pursuant to Section 21.

         3. DUTIES.

            (a) The Employee will serve as Chief Executive Officer of the Corporation. Subject to any restrictions set forth in the Shareholders' Agreement or in the Bylaws of the Corporation, the Employee will perform all duties as are customary for a CEO of a leading edge technology company in the US, and such other duties as may from time to time be assigned to him by the Board.

            (b) The Employee will use his best efforts to carry out his duties and responsibilities and devote his entire working time to the business and affairs of the Corporation and will not, in any advisory or other capacity, work for any other individual, firm or corporation without first having obtained the written consent of the Board.

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            (c) The principal place of employment of the Employee will be the
Corporation's headquarters in Boca Raton, Florida or such other locations as may be selected for the Corporation's facilities by the Board, although it is understood that in connection with his duties under this Agreement, the Employee will be required to travel to and perform services at other locations.

         4. COMPENSATION. As compensation for the services to be rendered by the Employee, the Corporation agrees to pay or provide to the Employee:

            (a) SALARY. The Corporation will pay to the Employee a base annual salary of $110,000 per year payable in accordance win the normal payroll policies of the Corporation less withholding of all applicable FICA taxes, federal unemployment taxes (FUTA), income tax withholding and other payments the Corporation is obligated to withhold. The annual salary is subject to annual review and upward adjustment in the Board's sole discretion. An adjustment to the amount of salary, if any, is not deemed a modification, amendment or waiver of this Agreement and all other terms of his Agreement will remain in full force and effect.

            (b) BONUSES. The Employee shall be entitled to a bonus paid annually during the Employment Period up to a maximum of 35% of the base annual salary, payable at such times and upon the achievement of such milestones as are set forth on Exhibit A or as shall be mutually agreed upon by the Employee and the Board.

            (c) VACATION/SICK DAYS. The Employee is entitled to an annual paid vacation of 3 calendar weeks per fiscal year (taken consecutively or in segments) adjusted pro rata for any partia1 fiscal year. For purposes of vacation eligibility, the Employee's start date is June 1, 1998. The Employee is also entitled to annual paid sick days of at least 5 days per year during the Employment Period. Vacation may be taken at such times as is reasonably consistent with proper performance by the Employee of his duties and responsibilities. Vacation days and sick days are forfeited and not accumulated from year to year.

            (d) INSURANCE. The Corporation agrees to provide to the Employee, throughout the Employment Period, insurance and all benefits including workers' compensation insurance, life insurance, health insurance and profit sharing benefits, that are, or may in the future be, provided generally by the Corporation to its other employees including:

               (i) The Corporation may, so long as this Agreement remains in effect, maintain in force, a life insurance policy on the life of the Employee in an amount determined by the Corporation. The proceeds of the insurance policy is payable directly to the Corporation, which is the direct beneficiary. The Corporation will pay all premiums for all policies as the same become due; and

               (ii) The Corporation will provide health insurance providing full hospital, medical and dental coverage pursuant to the Corporation plans in effect from time

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      to time for the Employee and each of the Employee's dependents at no expense to the Employee or his or her dependents other than deductible amounts under these plans not to exceed S200 per person per year.

               (e) AUTOMOBILE. During the Employment Period, the Employee is entitled to a $650 per month car allowance in accordance with the Corporation's normal automobile allowance payment practices.

               (f) RELOCATION EXPENSES. The Corporation will reimburse the Employee for a minimum of $20,000 of out-of-pocket expenses incurred in connection with any relocation requirements.

               (g) STOCK OPTION. The Corporation agrees to grant to the Employee, pursuant to a separate written agreement to be executed, an unvested option (the "Option") to purchase, up to 1,000,000 shares (the "Option Shares") of the common stock, $O.001 par value per share, of the Corporation (the "Common Stock") at $0.45 per share. Such agreement shall determine at what times and in what amounts the Option will vest in the Employee, the manner of exercising the Option, and all other matters determined by the Board. Additional stock options will be offered annually, if at all, in accordance with stock option plans offered to other senior management in the discretion of the Corporation.

         5. BUSINESS EXPENSES AND REIMBURSEMENTS. It is contemplated that, in connection with his employment hereunder, the Employee may be required to incur reasonable business, entertainment, and travel expenses. The Corporation agrees to reimburse the Employee in full for all such reasonable and necessary business, entertainment and travel expenses incurred or expended by him in connection with the performance of his duties hereunder; proving the Employee submits to the Corporation vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably required by the Corporation and such expenses are in accordance with any corporate policy with respect thereto. During the Employment Period, the Employee is entitled to reimbursement by the Corporation for the following out-of-pocket expenses incurred by the Employee after receiving written approval from the Board:

                  (i) Membership fees for professional organizations and
              affiliations beneficial to the Employee or the Corporation in the performance of the Employee's duties under this Agreement, and

                 (ii) Expenses for seminars, courses and conferences attended for the Corporation's business purposes.

         6. EMPLOYEE'S REPRESENTATIONS AND INDEMNIFICATION. The Employee represents and warrants to the Corporation that:

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         (a) He is not restricted or prohibited contractually from entering into and performing this Agreement; and

         (b) His execution and performance under this Agreement is not in violation or breach of any other agreement between the Employee and any other person or entity.

         The Employee indemnifies, defends, and holds harmless the Corporation against all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies including interest, penalties, and attorneys' fees and disbursements including Enforcement Costs as stated in
Section 23, that the Corporation or its officers or shareholders shall incur or suffer, which arise, result from, or relate to any breach of, any of his or her representations and warranties in this Section.

         7. CONFIDENTIAL INFORMATION. The Employee acknowledges that the list of the Corporation's customers, method of doing business and the Corporation's sources of information as the Corporation may revise are valuable, special and unique assets of the Corporation's business. The Employee will not, during and after the Employment Term, disclose any part of the Corporation's customer list, method of doing business, sources of information, trade secrets or other confidential or proprietary information, to any person, firm, corporation, association, or other entity for any reason or purpose. Upon the Employee's breach or threatened breach of this Section, irreparable injury is presumed, and the Corporation is entitled to preliminary restraining order and an injunction restraining and enjoining the Employee from disclosing any part of the list has been, or is threatened to be disclosed. In addition to or in lieu of the above, the Corporation may pursue all other remedies available to the Corporation for the breach or threatened breach, including the recovery of damages from the Employee.

         8. COVENANT NOT TO COMPETE. During he Employment Term and for 1 year after the termination of this Agreement, the Employee will not, within Dade, Broward or Palm Beach Counties, State of Florida, directly or Indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to the type of business conducted by the Corporation at the time this Agreement terminates or solicit customers of the Corporation. Upon the Employee's actual or threatened breach of this Section including use or disclosure of the Corporation's trade secrets or customer lists or direct solicitation of existing customers, irreparable injury is presumed, and the Corporation is entitled to a preliminary restraining order and injunction restraining the Employee from violating its provisions. Nothing in this Agreement may be construed to prohibit the Corporation from pursuing any other available remedies for the breach or threatened breach, including the recovery of damages from the Employee. If the stockholders agree to dissolve the Corporation, and the principals do not continue to operate a residential wiring company, this covenant terminates. The Employee acknowledges that the length of the term and all restrictions contained in this Section and Sections 8 and 9 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges that his or her full, uninhibited and faithful observance of each of the covenant contained in such Sections will

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not cause him her any undue hardships, financial or otherwise, and that enforcement of each of the covenant contained in this Agreement will not impair his or her ability to obtain employment commensurate with his or her abilities and on terms fully acceptable to him or her or otherwise to obtain income required for the comfortable support of himself or herself and his or her family and the satisfaction of the needs of his or her creditors.

         9. TERMINATION BY THE EMPLOYEE OR BY THE CORPORATION.

         (a) The Corporation may terminate this Agreement for cause after written notice to the Employee and subject to the expiration of any applicable cure period set forth below. "Termination for cause" shall mean discharge by the Corporation on the following grounds:

             (i) The Employee's conviction in a court of law of any crime or offense, which conviction makes him unfit for continuing employment, prevents him from effective management of the Corporation or materially adversely affects the reputation or business activities of the Corporation.

            (ii) Dishonesty or willful misconduct which materially, adversely affects the reputation or business activities of the Corporation and which continues after written notice thereof to the Employee, substance abuse for which the Employee fails to undertake and maintain treatment after 15 days after requested by the Corporation, or misappropriation of funds.

             (iii) The Employee's continuing material failure or refusal to perform his duties in accordance with the terms of this Agreement or to carry out in all material respects the lawful directives of the Board of Directors, provided that discharge pursuant to this Subsection 1l(a)(iii) constitutes discharge for cause only if the Employee has first received written notice from the Board stating with specificity the nature of such failure or refusal and, if requested by the Employee within 10 days thereafter, the Employee is afforded a reasonable opportunity to be heard before the Board.

         Upon such termination for cause, the Employee shall lose all right, title and interest in and to all payments required to be made in accordance with the provisions of this Agreement, and the Corporation shall have no further obligation to the Employee hereunder, except for compensation pursuant to
Section 4 to which the Employee is entitled through the date of termination, bonus compensation to which the Employee is entitled for and in respect of the preceding fiscal year if not theretofore paid, and any benefits referred to in
Section 4 to which the Employee has a vested right under the terms and conditions of the plan or program pursuant to which such benefits were granted.

         (b) The Corporation may terminate the Employee without cause at any time. In the event of termination of the Employee without cause, the Corporation will pay or provide to the Employee (in addition to salary, bonus and other compensation to which the Employee is entitled

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or has earned pursuant to Section 4 through the date of termination and any benefits referred to in Section 4 in which the Employee has vested right under the terms and conditions of the plan or program pursuant to which the benefits were granted), a lump sum cash payment equal to the total amount of base salary due to the end of the term of this Agreement discounted using a present value discount of 7%. The Corporation also agrees to redeem for cash all of the Employee's shares in the Corporation at fair market value as computed by the independent certified public accountants for the Corporation.

         (c) The Employee may terminate this Agreement by resignation and giving the Corporation 3 months' written notice. The Corporation can waive this notice and agree with the Employee to an earlier termination date. Upon termination by the Employee, all obligations of the Corporation and the Employee under this Agreement will cease as of the date of final termination, except the Employee's obligations under Sections 8, 9 and 10 will survive.

         10. RETURN OF MATERIALS. The Employee will immediately turn over to the Corporation all materials including brochures, agreements, customer lists, and all other materials relating to the operation of the Corporation in the Employee's possession or control, and all copies and any other forms of reproductions of such materials (all of which are acknowledged to be the sole and exclusive property of the Corporation), and will retain no copy or record of any of the foregoing.

         11. DISABILITY OR DEATH.

         (a) The term of employment of the Employee will terminate immediately upon the death of the Employee, or, at the option of the Corporation, upon physical or mental incapacity or disability, which renders him unable, with reasonable accommodation, to perform the services required of him under this Agreement ("Disability") for a period of 90 consecutive days or for 180 days or more during any period of 12 consecutive months. Disability is subject to verification by an independent qualified physician if requested by the Employee. During any period of Disability before termination, the Employee will continue to be compensated as provided in this Agreement (less any payments due the Employee under disability benefit programs paid for by the Corporation including Social Security disability, worker's compensation and disability or retirement benefits).

         (b) Upon the death of the Employee during the period of employment or upon termination of this Agreement by the Corporation because of the Disability of the Employee, the Employee is entitled to receive the cooperation the Employee through the date of death or termination (provided the payment of any bonus for the fiscal year in which termination occurred will be in the sole discretion of the Board). The Corporation thereafter will have no further obligations under this Agreement except for its obligations to pay any vested employee benefits referred to in Section 4.

         12. OWNERSHIP OF INVENTIONS AND IDEAS. The Employee acknowledges that the Corporation is the sole owner of all the results and proceeds of the Employee's service under this

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Agreement, including all patents, patent applications, patent rights, formulas, copyrights, inventions, developments, discoveries, other improvements, data documentation, drawings, charts, and other written, audio and/or visual materials relating to equipment, methods, products, processes, or programs in connection with or useful to the Corporation's business (collectively, the "Developments") which the Employee, by himself or in conjunction with any other person, may conceive, make, acquire, acquire knowledge of, develop or create during the term of the Employee's employment, free and clear of any claims by the Employee (or any successor or assignee of him) of any kind or character whatsoever other than the Employee's right to compensation under this Agreement. The Employee acknowledges that all copyrightable Developments are considered "works made for hire" under the Federal Copyright Act. The Employee assigns and transfers his right, title and interest in and to all Developments, and agrees that he will, at the request of the Corporation, sign or cooperate with the Corporation in any patent applications, sign any assignments, certificates or other instruments, and do any and all other acts, as the Board from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Corporation's rights, title and interest in or to any Developments.

         13. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations, if any, made between the parties.

         14. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

         15. ASSIGNMENTS. The Employee cannot assign or delegate his or her obligations under this Agreanent. This Agreement is freely assignable by the Corporation but must be assumed by the purchaser of all of substantially all of the assets of the Corporation or by the surviving corporation in the case of a merger.

         16. BINDING EFFECT. All of the terms of this Agreement, regardless of whether so expressed, are binding upon, inure to the benefit of, and be enforceable by the parties and their respective personal representatives, legal representatives, heirs, successors and permitted assigns.

         17. SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, that provision will be inapplicable and deemed omitted to the extent so contrary, prohibited or deemed invalid under applicable law or regulation, that provision will be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of the provision will not be invalidated and will be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render

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the provision valid and enforceable, the provision shall have the meaning that renders it valid and enforceable.

         18. SPECIFIC PERFORMANCE. The Employee acknowledges that the services to be rendered by the Employee under this Agreement are extraordinary and unique and are vital to the success of the Corporation, and that damages at law would be an inadequate remedy for any breach or threatened breach of this Agreement by the Employee. Therefore, upon a breach or threatened breach by the Employee of any provision of this Agreement, then the Corporation shall be entitled, in addition to all other rights and remedies, to injunctions restraining the breach, without being required to show any actual damage or to post any bond or other security

         19. WAIVERS. The failure or delay of the Corporation at any time to require performance by the Employee of any provision of this Agreement, even if known, will not affect the right of the Corporation to require performance of that provision or to exercise any right, power or remedy under this Agreement, and any waiver by the Corporation of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of the provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on the Employee in any case will, of itself, entitle that party to any other or further notice or demand in similar or other circumstances.

         20. NOTICES. All notices, requests, consents and other communications requited or permitted under this Agreement will be in writing (including telex and telegraphic communication) and will be (as elected by the person giving the notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to the Corporation:                           If to the Employee:

Automotive Technologies, Inc.                    David Rich
7301-A Palmetto Park Road, Suite 105-C           7628 Monarch Court
Boca Raton, FL 33433                             Delray Beach, FL 33446


         21. JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or will occur in Palm Beach County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state court, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of record of the State of Florida in Palm Beach County or the Federal District Court of the United States, Southern District of Florida;
(b) consents to the jurisdiction of each court in any suit, action or proceeding; (c) waives any objection that it may have to the laying of venue of any suit, action or proceeding in any of these courts; and (d) agrees that service of any court paper

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may be effected on that party by mail, as provided in this Agreement, or in any other manner as may be provided under applicable laws or court rules in State of Florida.

         22. ENFORCEMENT COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties is entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including all fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled. Attorneys' fees include paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

         23. REMEDIES CUMULATIVE. No remedy conferred in this Agreement upon any party, is intended to be exclusive of any other remedy, and every remedy is cumulative and is in addition to every other remedy given under this Agreement or now or later existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy under this Agreement precludes any other or further exercise of that right, power or remedy.

         24. GOVERNED LAW. This Agreement and all transactions contemplated by this Agreement are governed by, and construed and enforced in accordance with the internal laws of the State of Florida without regard to principles of conflicts of laws.

         25. FURTHER ASSURANCES. The parties agree to sign and deliver all further and other transfers, assignments and documents and do all acts that may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

         26. DEFINITIONS.

         (a) As used in this Agreement, the following terms have the following meanings:

         "AGREEMENT" means this Employment Agreement, as it may be amended, supplemented or otherwise modified by an agreement in writing signed by the Corporation and the Employee pursuant to Section 15.

         "BOARD" means the Board of Directors of the Corporation.

         "EMPLOYMENT PERIOD" means the period in which the Employee is employed by the Corporation including the initial term and any successive terms.

         (b) Other definitional provisions used in this Agreement include:

               (i) The term "person" includes any corporation, partnership, estate, trust, association, branch, bureau, subdivision, venture, associates group, individual,

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         government, institution, instrumentality and other entity, enterprise, association or endeavor of every nature and kind;

               (ii) Reference to the "business" of any person also is deemed to include the operations, financial condition, properties and prospects of that person; and

               (iii) The term "affiliate" means, with reference to any specified person: (A) any person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with the specified person, (B) any person that directly or indirectly is the beneficial owner of 5% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified person, or of which the specified person is directly or indirectly the owner of 5% To or more of any class of equity securities or in which the specified person has a substantial beneficial interest;
         (C) any person who is an officer, director, general partner or trustee of, or serves in a similar capacity with respect to, the specified person or entity; (D) any relative or spouse of the specified person; or (E) any trust created by the specified person for the benefit of that person's spouse or children.

         IN WITNESS WHEREOF, the parties have signed this Agreement.

                                       AUTOMOTIVE TECHNOLOGLES, INC.

                                       By: /s/ Richard D. Wedel, Chairman
--------------------------------------    -------------------------------------

--------------------------------------

                                           /s/ David Rich
                                           ------------------------------------
                                           David Rich

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EXHIBIT "A"

Milestone Achievements.
(reference attached schedule of performance for years 1999 through 2001).

EXECUTIVES' BONUSES.

Will be paid quarterly, pro-rata up to 35% of annual salary on achievement of 100% of milestone for each of the three months of the quarter. Achievement of 80% of the mile-stone warrants a bonus payment of 20%, achievements below 80% warrant no bonus.

STOCK OPTIONS.

Options will vest and accumulate at the rate of 1O% of the 1,000,000 option shares for each month when the milestones have been met or have exceeded 90% of the milestone.